EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to jointly prepare and file with regulatory authorities this Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of the Issuer named herein, and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate. It is understood and agreed that the joint filing of the Schedule 13G shall not be construed as an admission that the persons named herein constitute a group for purposes of Regulation 13D-G of the Exchange Act, nor is a joint venture for purposes of the Investment Company Act of 1940.

Dated this 14th day of February, 2025

ROCHE FINANCE LTD

By:	/s/ Nara Baek
Nara Baek, Authorized Signatory

By:	/s/ Peter Trybus
Peter Trybus, Authorized Signatory

ROCHE HOLDING LTD

By:	/s/ Peter Trybus
Peter Trybus, Authorized Signatory

By:	/s/ Claudia Boeckstiegel
Claudia Boeckstiegel, Authorized Signatory